Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 (847) 741-3300 www.middleby.com

Middleby Appoints Ed Garden and Julie Bowerman to its Board of Directors

ELGIN, Ill., February 25, 2025 – The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for commercial foodservice, residential kitchens and food processing industries, today announced the appointment of Julie Bowerman and Ed Garden to its Board of Directors, effective immediately.

Ms. Bowerman is an experienced public company director with more than 25 years of success in the food and beverage industry. She currently serves as Chief Marketing Officer of Kellanova Company. Ms. Bowerman previously served as Chief Marketing Officer and E-Commerce Officer of Kellogg Company before Kellanova was created through a 2023 spin-off by Kellogg’s. Prior to that, she held senior leadership positions at Hain Celestial Group and The Coca-Cola Company. In those roles, Ms. Bowerman led the global development of digital capabilities and omni-channel business models that generated incremental topline growth and bottom-line accretion. She currently serves on the Boards of Bridges Consumer Healthcare LLC and Brixmor Property Group.

Mr. Garden is the Founding Partner of Garden Investments and was formerly the Chief Investment Officer and a Founding Partner of Trian Partners, and currently serves as a director at General Electric Company. He brings investment and financial expertise, as well as a strong track record of enhancing value for shareholders. With deep public company board experience, Mr. Garden has previously served as a director of, among other companies, Invesco Ltd., Legg Mason, Inc., The Bank of New York Mellon Corporation, Family Dollar Stores, Inc., Pentair plc and The Wendy’s Company.

“We are pleased to welcome Julie and Ed to Middleby’s Board,” said Tim FitzGerald, Middleby CEO. “We are confident they will be valuable additions to our boardroom with unique expertise and insights as we advance the execution of Middleby’s long-term strategy and maximize shareholder value. I look forward to partnering with Julie and Ed on the path ahead to continue unlocking Middleby’s value potential as we optimize our portfolio and complete our spin-off transaction to best position Middleby Food Processing and Middleby RemainCo for success and industry leadership.”

“The Board additions announced today reflect Middleby’s long-standing commitment to best-in-class governance practices and active, constructive shareholder engagement,” said Gordon O’Brien, Middleby Board Chairman. “The appointment of Julie follows a comprehensive and ongoing review of a strong slate of candidates, supported by external advisors, all as part of our refreshment process. As Middleby moves into its next chapter, we are confident that Julie and Ed will strengthen our Board’s depth of expertise with their fresh perspectives as we drive value for our shareholders.”

“It is a privilege to join Middleby’s Board at this pivotal time for the Company as it executes its value-enhancing spin-off transaction, creating two standalone, independent companies that will each be able to pursue their own growth strategies with renewed focus and vigor,” said Mr. Garden. “Middleby is a great company and well-positioned at the forefront of the industry, with positive momentum and a clear strategy to optimize its portfolio and drive future growth and shareholder value. I look forward to working closely with Tim and the rest of the Board and management team to support the strategic and operational initiatives underway and create long-term value for shareholders.”

With the additions of Ms. Bowerman and Mr. Garden to the Company’s Board, the Board will temporarily expand to eleven directors, ten of whom are independent. Ms. Bowerman and Mr. Garden will stand for election at Middleby’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) as part of the Company’s recommended slate of director nominees. In addition, long-standing director John Miller has notified the Company of his plans to retire and that he does not intend to stand for re-election at the Annual Meeting. Following the Annual Meeting, Middleby’s Board will be fixed at ten directors.

“On behalf of the entire Board, we would like thank John for his invaluable contributions to Middleby over his many years on our Board,” said Mr. O’Brien. “He has been instrumental in the success of the Company over the past several decades and from its public inception. John has contributed greatly to the growth of the Company from its small beginnings into the global foodservice leader it is today. We wish him all the best in retirement.”

Mr. Garden’s appointment is in connection with a cooperation agreement the Company has made with Garden Investments, pursuant to which Garden Investments has agreed to support the full slate of directors at the Annual Meeting, among other provisions. A complete copy of the cooperation agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Middleby showcases its advanced solutions in the Middleby Innovation Kitchens for commercial foodservice, industrial baking and protein Innovation Centers for food processing solutions and state-of-the-art, award-winning Middleby Residential showrooms. For more information about Middleby, please visit www.middleby.com.

Contacts

Investor relations inquiries:

John Joyner

VP of Investor Relations

jjoyner@middleby.com

Media inquiries:

Darcy Bretz

VP of Corporate Communications

dbretz@middleby.com

OR

Sharon Stern / Kaitlin Kikalo / Thomas Crosson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

MIDD-Media@joelefrank.com